EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-14875) pertaining to the 2008 Stock Option and Incentive Plan of Tootie Pie Company, Inc. and in the Registration Statement on Form S-8 (File No. 333-172577) pertaining to the 2011 Stock Option and Incentive Plan of Tootie Pie Company, Inc. of our report dated June 26, 2011, with respect to the financial statements of Tootie Pie Company, Inc. included in the Annual Report on Form 10-K for the year ended March 31, 2011.

/s/ Akin, Doherty, Klein & Feuge, P.C.
AKIN, DOHERTY, KLEIN & FEUGE, P.C.
San Antonio, Texas
July 1, 2011